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                                                                    EXHIBIT 10.2

                                CONTRACT OF SALE

         THIS CONTRACT OF SALE (this "Contract of Sale") is made this __th day of August, 2002, by and between HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation, as seller ("Haverty"), and HAVERTACQ 11 LLC, a Delaware limited liability company, as purchaser ("Purchaser").

                                   WITNESSETH:

         WHEREAS, Haverty is the owner of fee simple interests in the eleven parcels of Land and the Improvements thereon located and as more particularly described on Exhibit "A" attached hereto; and

         WHEREAS, Haverty is the owner of the F&E;

         WHEREAS, Haverty has agreed to sell and Purchaser has agreed to purchase each of the Projects upon the terms and conditions hereinafter set forth; and

         WHEREAS, simultaneously with the Closing (as defined in Section 6.1), Purchaser has agreed to lease each of the Projects to Haverty, as tenant, and Haverty has agreed to lease the Projects from Purchaser, upon the terms and conditions described in the form of Lease attached hereto as Exhibit "C";

         WHEREAS, Haverty has agreed to indemnify Purchaser from and against any breach by Haverty of any of its covenants, representations or warranties under this Contract of Sale and from and against the other matters related to the transaction as provided herein and in the Lease.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of each party to the others contained herein, the parties hereto mutually covenant and agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         The capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in Appendix A or the Lease for all purposes hereof; provided that in the event of a conflict between the terms of this Contract of Sale and the terms of the Lease, the terms and provisions of the Lease shall govern.

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                                   ARTICLE II

                        PURCHASE AND SALE; PURCHASE PRICE

         Subject to the terms and conditions contained herein, Haverty agrees to sell each of the Projects to Purchaser and Purchaser agrees to purchase each of the Projects from Haverty at the respective purchase prices ("Purchase Price") for each Project as set forth on Schedule I attached hereto. The aggregate purchase price ("Aggregate Purchase Price") for the Projects shall be an amount equal to [Forty-One Million Seven Hundred Eighty Nine Thousand Eight Hundred One and 00/100 Dollars ($41,789,801.00)]. The Aggregate Purchase Price shall be payable in cash by wire transfer to Escrowee (as defined in Section 6.2) at the Closing.

                                  ARTICLE III

                                TITLE AND SURVEY

         Section 3.01. Haverty has heretofore furnished to Purchaser commitments from the Title Company to issue to Purchaser or its designee at Closing extended coverage ALTA Owner's Title Policies (the "Owner's Title Policy") in the amount of the Purchase Price for each Project, naming Purchaser as the proposed insured, which commitments obligate the Title Company to insure fee simple title to each of the Projects subject only to the Permitted Exceptions set forth in Exhibit "B" attached hereto (and in no event the standard exceptions which are capable of deletion), which commitments hereby are in form and substance reasonably acceptable to Purchaser. Haverty has also heretofore furnished to Purchaser commitments from the Title Company to provide to Lender ALTA Loan Policies (the "Mortgage Title Policy") with coverage amounts for each Project equaling in the aggregate the amount of the loan to be obtained by Purchaser to acquire the Projects and otherwise shall be in form and substance reasonably acceptable to Lender.

         Section 3.02. Haverty shall deliver to Purchaser the Surveys in form and substance satisfactory to Purchaser and to Lender (the "Surveys").

         Section 3.03. The property information and all other information, other than matters of public record or matters generally known to the public, furnished to, or obtained through inspection of the Projects by, Purchaser, its affiliates, lenders, employees, attorneys, accountants and other professionals or agents relating to the Projects, will be treated by Purchaser, its affiliates, lenders, employees, agents, and current and prospective investors as confidential, and Purchaser shall take commercially reasonable steps, except as required by law, not to disclose such information other than on a need-to-know basis and to Purchaser's consultants who agree to take commercially reasonable steps not to disclose such information, and will be returned to Haverty by Purchaser if the Closing does not occur. The confidentiality provisions of this
Section 3.03 shall not apply to any disclosures made by Purchaser as required by law, by court order, or in connection with any subpoena served upon Purchaser; provided Purchaser shall provide Haverty with written notice before making any such disclosure.

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                                   ARTICLE IV

                   PURCHASER'S CONDITIONS PRECEDENT TO CLOSING

         Purchaser's obligation to consummate the transaction described in this Contract of Sale is subject to the satisfaction or written waiver of the following conditions:

         Section 4.01. Purchaser shall have approved the commitment for the Owner's Title Policy furnished by Haverty under Section 3.01 and the Title Company shall remain committed thereunder to issue to Purchaser the Owner's Title Policy and the Mortgage Title Policy contemplated thereunder.

         Section 4.02. Purchaser shall have approved the Surveys furnished by Haverty under Section 3.02.

         Section 4.03. Haverty shall have delivered to Purchaser a Phase I environmental report addressed to Purchaser and, if as a result of such report, facts are revealed that would reasonably necessitate a Phase II environmental report, a Phase II environmental report addressed to Purchaser, each in form and substance reasonably satisfactory to Purchaser stating that the Project in question is in compliance with Environmental Laws and that no Hazardous Materials are present or have been Released or are threatened to be Released at, on, under, within or emanating to or from the Project in question.

         Section 4.04. Purchaser shall have received an appraisal of each of the Projects addressed to Purchaser substantiating the fair market value of each of the Projects as equal to the allocated portion of the Purchase Price attributable thereto performed by Cushman & Wakefield and otherwise in form and substance acceptable to Purchaser in its sole discretion. Purchaser shall be satisfied that the Projects shall be in the condition described in such appraisals. The appraiser shall certify to Purchaser the remaining useful life of the Improvements.

         Section 4.05. Purchaser shall have completed all other inquiries, investigations, review and other due diligence matters pertaining to the Projects, and Haverty as Purchaser elects and Purchaser shall have approved the results of the same in the sole discretion of Purchaser. Each of the Projects shall be acceptable to Landlord and Lender in their sole discretion.

         Section 4.06. On the Closing Date, Haverty shall not be in breach of any covenant or agreement to be performed by Haverty under this Contract of Sale or under the Other Operative Documents.

         Section 4.07. Purchaser's credit committee shall have approved the transactions contemplated by this Contract of Sale, the Lease and the Operative Documents.

         Section 4.08. No Material Adverse Change to any Project or any part of any thereof shall have occurred from the date of inspection by either Landlord or Lender.

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         Section 4.09. Haverty shall have delivered evidence satisfactory to
Landlord and Lender to the effect that all insurance required by the Lease to be maintained with respect to the Premises is in full force and effect and all premiums with respect thereto have been paid in full.

         Section 4.10. Haverty shall have executed and delivered the Lease in the form attached hereto as Exhibit "C".

         Section 4.11. All representations and warranties made by Haverty in this Contract of Sale and the other Operative Documents shall be true and correct as of the Closing Date.

         Section 4.12. Lender shall have provided non-recourse first mortgage financing to Purchaser with respect to the Projects with a term of not less than 10 years, in an amount not less than 68% of the Aggregate Purchase Price, with an amortization schedule of not less than 25 years and otherwise upon terms and conditions acceptable to Purchaser.

         Section 4.13. Purchaser shall have received a tax opinion from an independent counsel selected by Purchaser as to certain tax matters in form and substance satisfactory to Purchaser and its tax counsel.

         Section 4.14. Purchaser shall have received the opinions from Haverty's counsel as described in Section 10.1.

         Section 4.15. There shall have occurred no Material Adverse Change since March 13, 2002. Haverty's credit rating shall be at least NAIC 2.

         Section 4.16. All Taxes, if any, due and payable on or before the Closing Date in connection with the sale contemplated hereunder or with the execution, delivery, recording and filing of any of the Operative Documents or any document or instrument contemplated thereby shall have been duly paid in full or funds therefor made available to Escrowee for the payment thereof.

         Section 4.17. No change shall have occurred in Applicable Laws and Regulations or the interpretation thereof by any competent court of other Governmental Authority that would make it illegal for Purchaser to participate in the transaction or would result in a Material Adverse Effect.

         Section 4.18. Haverty shall have paid the Excess Fees, if any; referred to in Section 11.02.

         Section 4.19. Haverty shall have provided with respect to each Project request, for the benefit of Landlord and Lender, estoppel certificates in form and substance satisfactory to Landlord and Lender.

         Section 4.20. Haverty shall have provided either (a) a zoning opinion,
(b) a zoning letter from the city in which each Project is located, (c) a zoning endorsement to the Owner's Title Policy and the Mortgage Title Policy or (d) a statement from the surveyor upon the face of each Survey that confirms the zoning description, that such Project is in compliance with such zoning

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and that there are no outstanding zoning violations, in each case reasonably satisfactory to Landlord and Lender.

         Section 4.21. No change shall have occurred in Applicable Law and Regulations or the interpretations thereof by any competent court or other Governmental Authority that would make it illegal for Purchaser to participate in the transaction or would result in a Material Adverse Effect.

                                   ARTICLE V

                    HAVERTY'S CONDITIONS PRECEDENT TO CLOSING

         Haverty's obligation to consummate the transaction described in this Contract of Sale is subject to the satisfaction or written waiver of the following conditions:

         Section 5.01. Purchaser shall have executed the Lease in the form attached as Exhibit "C".

         Section 5.02. On the Closing Date, Purchaser shall not be in breach of any covenant or agreement to be performed by Purchaser under this Contract of Sale.

         Section 5.03. All representations and warranties made by Purchaser in this Contract of Sale shall be true and correct as of the Closing Date.

         Section 5.04. Haverty and Lender shall have executed a Subordination, Non-disturbance and Attornment Agreement in form and substance reasonably acceptable to Lender and Haverty.

         Section 5.05. Purchaser shall have deposited or caused to be deposited the Aggregate Purchase Price with the Escrowee.

         Section 5.06. No change shall have occurred in Applicable Law and Regulations or the interpretations thereof by any competent court or other Governmental Authority that would make it illegal for Haverty to participate in the transaction or would result in a Material Adverse Effect.

                                   ARTICLE VI

                                     CLOSING

         Section 6.01. Provided all conditions precedent set forth in Articles 4 and 5 have been satisfied and/or waived, the consummation of the transaction contemplated hereunder (hereinafter referred to as "Closing") shall take place at the offices of Purchaser's counsel in New York, New York on the Closing Date or such other date and/or location mutually agreed-upon between Haverty and Purchaser.

         Section 6.02. The Closing shall take place through an escrow with the Title Company, as escrowee ("Escrowee"), pursuant to a written escrow agreement among the attorneys for

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Purchaser and Haverty and Escrowee, containing terms and conditions consistent with the terms and conditions of this Contract of Sale (which shall in all events be controlling) and mutually satisfactory to Purchaser and Haverty.

                                  ARTICLE VII

              HAVERTY'S REPRESENTATIONS, WARRANTIES, AND COVENANTS

         Section 7.01. Haverty represents and warrants to Purchaser as follows:

                  (a) Due Organization. Haverty is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the full corporate power and authority to conduct its business as now conducted, to own or hold under lease its property and to enter into, and perform its obligations under this Contract of Sale and each of the other Operative Documents to which it is a party, and Haverty is duly qualified as a foreign corporation to do business and is in good standing in the State of Georgia and in every other jurisdiction in which each Project is located.

                  (b) Due Authorization, Execution, Delivery. The execution by Haverty of, the consummation by it of the transactions provided for in, and the compliance by it with all of the provisions of, each Operative Document to which it is party have been duly authorized by all necessary corporate action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) requires any approval of its stockholders, or approval or consent of any trustee or holders of any of its indebtedness or obligations, except for such approvals and consents as have been duly obtained and are in full force and effect, (ii) contravenes any Applicable Laws and Regulations or Governmental Action applicable to or binding on it or any Project, which contravention would result in a Material Adverse Effect, (iii) contravenes or results in any breach of or constitutes any default under, or results in the creation of any Lien (other than Permitted Exceptions) upon any of its properties under any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter, by-laws or other agreement or instrument to which it is a party, by which it may be bound or affected or by which any Project may be affected, which contravention, breach or default would result in a Material Adverse Effect, or
(iv) requires any Governmental Action, except for the filings and recordings necessary or advisable to perfect the rights of Purchaser and Lender intended to be created by the Operative Documents and any filings that are required in the ordinary course of business in connection with the ownership, use and operation of the Premises.

                  (c) Enforceability. Each of the Operative Documents to which Haverty is a party has been duly executed and delivered by Haverty. Assuming the due authorization, execution and delivery by the other parties to each Operative Document to which Haverty is a party, each such Operative Document is, respectively, a legal, valid and binding obligation of Haverty enforceable against Haverty in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

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                  (d) No Actions Pending. There is no action, suit, proceeding or to the best of Haverty's knowledge, investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal now pending or, to Haverty's Actual Knowledge, threatened against Haverty or affecting Haverty or any Project or naming Haverty as a party (i) which questions the validity or enforceability of this Contract of Sale, the Lease or any of the other Operative Documents to which Haverty is or is to become a party or (ii) that is reasonably likely, if adversely determined (individually or in the aggregate), to have a Material Adverse Effect. To Haverty's Actual Knowledge, Haverty is not in default with respect to any order or other decree of any Governmental Authority, the default under which is reasonably likely to cause a Material Adverse Effect.

                  (e) No Material Adverse Change. Since the date of Haverty's most recent financial statement set forth on Form 10-Q there has been no Material Adverse Change in the financial condition of Haverty and its consolidated Subsidiaries, taken as a whole, except for such changes as have been disclosed in filings made by Haverty with the Securities and Exchange Commission or in press releases by Haverty. The credit rating of Haverty is at least the minimum standard set forth in Section 4.15.

                  (f) Disclosure. To Haverty's Actual Knowledge (i) nothing disclosed in writing by Haverty to Purchaser or any agent of Purchaser contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein not misleading and (ii) there is no fact peculiar to Haverty or existing on or in any Project or relating to their compliance with Applicable Laws and Regulations of which Haverty has Actual Knowledge that Haverty has not disclosed in writing to Purchaser which would have a Material Adverse Effect.

                  (g) No Defaults. If the Operative Documents had been in effect immediately prior to the execution of this Agreement no default, or event or occurrence that but for the giving of notice or the passage of time would constitute a default, under any of the Operative Documents on the part of Haverty would have occurred and be continuing.

                  (h) Bankruptcy. Haverty has not filed a voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other law relating to relief for debtors, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any part of its properties. No court of competent jurisdiction has entered an order, judgment, or decree approving a petition filed against Haverty seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no other liquidator has been appointed for Haverty or of all or any part of its properties and no such action is pending. Haverty has not given notice to any governmental authority of insolvency or pending insolvency, or suspension or pending suspension of operations. Haverty is not insolvent and will not become insolvent by reason of the transactions contemplated by the Operative Documents.

                  (i) Investment Company Act. Neither Haverty nor any Guarantor is an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940.

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                  (j) Title. Haverty owns good, marketable and indefeasible fee simple title to each Project free and clear of all liens and encumbrances other than Permitted Exceptions. Each Project is located upon a separate tax parcel.

                  (k) Systems. In all material respects, to Haverty's Actual Knowledge, the electrical, plumbing, heating, drainage, air conditioning, ventilation and other mechanical and electrical systems on and in the Improvements to each Project are (i) in good working order and repair, and (ii) are adequate in quality and quantity for the operation and maintenance of such Improvements in the manner required under the Lease and such Improvements are in compliance with all Applicable Laws and Regulations in all material respects.

                  (l) Compliance with Applicable Laws and Regulations. Haverty has received no notices, complaints or orders of violation or noncompliance of any nature whatsoever, or to Haverty's Actual Knowledge, no notice of violation or noncompliance is threatened or contemplated by any Governmental Authority (as hereinafter defined) with respect to any Project or any part thereof other than in each case routine, minor or immaterial matters. Haverty has obtained all licenses, permits, franchises and other governmental authorizations material to the conduct of its business and the maintenance, operation and ownership of each Project; provided, however, that this paragraph (l) shall not apply to environmental matters, which is governed solely by paragraph (p) below.

                  (m) Rights in Respect of the Projects. Haverty is not a party to any contract or agreement to sell any interest in any Project or any part thereof other than pursuant to this Contract of Sale.

                  (n) No Loss or Taking. There is no action pending or, to Haverty's Actual Knowledge, threatened by a Governmental Authority or other Person to initiate a Condemnation with respect to any Project or any part thereof. There is no Casualty with respect to any Project.

                  (o) Use of Proceeds. None of the transactions contemplated by the Operative Documents will result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto.

                  (p) Environmental Matters.

                           (i)      Haverty complies and at all times has been
in full compliance with, and each of the Projects complies and has at all times been in full compliance with, in all material respects, all Environmental Laws;

                           (ii)     Haverty and each of the Projects has
obtained and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents ("Environmental Permits") required by applicable Environmental Laws, and has made all appropriate filings for the issuance or renewal of such Environmental Permits;

                           (iii)    no written notices, complaints or claims of
violation or non-compliance with Environmental Laws or potential liability under Environmental Laws or relating to environmental matters have been received by Haverty and, no federal, state or local environmental investigation or proceeding is pending or to Haverty's Actual Knowledge, threatened with regard to any Project or any use thereof or any alleged violation of Environmental Laws with regard to any Project;

                           (iv)     except as set forth in the Phase I
environmental reports delivered to Purchaser, none of the Projects, or any portion thereof, has been used by Haverty or, to Haverty's Actual Knowledge, by any prior owner for the generation, manufacture, storage, handling, use, transfer, treatment, recycling, transportation, processing, production, refinement or disposal of any Hazardous Material;

                           (v)      except as set forth in the Phase I
environmental reports delivered to Purchaser, no underground storage tanks or surface impoundments have been installed in any Project by Haverty or, to Haverty's Actual Knowledge, by any other person or entity, and there exists no Hazardous Material contamination at, on, under, or within any Project, whether originating on or off the applicable Project; and

                           (vi)     except as otherwise specifically set forth
in the Phase I environmental reports delivered to Landlord in connection with its acquisition of the Projects, no Hazardous Materials (including, without limitation, asbestos) are present or have been Released or are threatened to be Released at, on, under, within or emanating to or from any of the Projects or any portion thereof.

                  (q) Utility Services. To Haverty's Actual Knowledge, each Project has connected all services of public facilities and other utilities sufficient and necessary for the use and operation of such Project for the current use made of such Project, including, without limitation, water, gas, electricity, sewer and telephone.

                  (r) Use and Operation of the Projects. All agreements, easements (including without limitation Permitted Exceptions) and other rights, public or private (including, without limitation, all Applicable Laws and Regulations), which are necessary to permit the lawful use and operation of each Project in the manner in which such use is currently made and which are necessary to permit the lawful intended use and operation of all presently existing utilities, driveways, roads and other means of egress and ingress to and from the same have been obtained and are in full force and effect and Haverty has not has received notice of any pending modification or cancellation of any of the same; the use of each Project does not in any material respect depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained for its continuing legal use; and all required building and use related permits, approvals and consents have been issued and are in full force and effect.

                  (s) Special Assessments. There is no action pending or, to Haverty's Actual Knowledge, threatened by a Governmental Authority or other Person to specially assess any Project for any public improvements constructed or to be constructed that is reasonably likely to have a Material Adverse Effect or an adverse effect on the value, utility or useful life of such Project.

                  (t) Access; Egress. Access to and egress from each Project are available and provided by public streets and authorized use of private roadways. To Haverty's Actual Knowledge, there are no plans of any Governmental Authority to change the highway or road system in the vicinity of any Project, or to restrict or change access from any such highway or road to any Project, in either case, in any manner which would reasonably be expected to materially interfere with or prevent the use, occupancy or operation of such Project as contemplated by the Operative Documents.

                  (u) Occupancy and Possession. There are no leases or other occupancy agreements currently affecting any portion of any Project and Haverty or an Affiliate of Haverty is in sole occupancy and possession of the entirety of each Project.

                  (v) Tax Exempt Use Property. During the period from the commencement date of the Lease Term (as set forth in Schedule C to the Lease) through expiration or earlier termination of the Lease with respect to any Project, the Projects will not, as a result of any use or action by, or the status of Haverty, any sublessee, or any other user (other than the Purchaser) constitute "tax exempt use property" within the meaning of Section 168(h) of the Code.

                  (w) Nonseverable Improvements As of the commencement of the Lease Term, Haverty has no present intention to make any material nonseverable improvement to the Projects.

                  (x) Accuracy of Information to Appraiser All written information provided by Haverty to the Appraiser with respect to the Projects, and identified by the Appraiser as information it has relied on, will be accurate at the time provided and on the commencement date of the Lease Term (as set forth in Schedule C of the Lease), and Haverty did not withhold any information in connection with any request by the Appraiser for information that would render the information actually provided misleading.

                  (y) No Deductions During the Lease Term, Haverty will not claim to be the owner of the Projects or claim the MACRS Deductions, the Interest Deductions or Amortization Deductions or take any position on any income tax return that is inconsistent with the Purchaser's ownership of the Projects or with the reporting of Basic Rent in accordance with Schedule D of the Lease.

         Section 7.02. The representations and warranties of Haverty contained in Section 7.01 shall be true as of the date hereof, shall be deemed remade by Haverty as of the Closing Date, shall survive the Closing Date without limitation and shall run in favor of, and benefit, Purchaser and its successors and assigns.

                                  ARTICLE VIII

             PURCHASER'S REPRESENTATIONS, WARRANTIES, AND COVENANTS

         Section 8.01. Purchaser represents and warrants to Haverty as follows:

                  (a) Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full limited liability company power and authority to conduct its business as now conducted, to own or hold under lease its property and to enter into, and perform its obligations under this Contract of Sale and each of the other Operative Documents to which it is a party, and it is duly qualified as a foreign corporation to do business and is in good standing in each other jurisdiction in which its failure to be so qualified would have a material adverse effect on any Project or the financial condition of Purchaser.

                  (b) Due Authorization, Execution and Delivery. The execution by Purchaser of, the consummation by it, of the transactions provided for in, and the compliance by it with all of the provisions of, each Operative Document to which it is party have been duly authorized by all necessary limited liability company action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) requires any approval of its members, or approval or consent of any trustee or holders of any of its indebtedness or obligations, except for such approvals and consents as have been duly obtained and are in full force and effect, (ii) contravenes any Applicable Laws and Regulations or Governmental Action applicable to or binding on it or any Project, which contravention would result in a Material Adverse Effect, (iii) contravenes or results in any breach of or constitutes any default under, or results in the creation of any Lien (other than Permitted Exceptions) upon any of its properties under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, limited liability company agreement or other agreement or instrument to which it is a party, by which it may be bound or affected or by which any Project may be affected, which contravention, breach or default would result in a material adverse effect on any Project or the financial condition of Purchaser, other than any Lien (such as that in favor of the Lender) contemplated by the Operative Documents or (iv) requires any Governmental Action, except for the filings and recordings necessary or advisable to perfect the rights of Purchaser and Lender intended to be created by the Operative Documents and any filings that are required in the ordinary course of business in connection with the ownership, use and operation of any Project.

                  (c) Enforceability. Each of the Operative Documents to which Purchaser is a party has been duly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery by the other parties to each Operative Document to which Purchaser is a party, each such Operative Document is, respectively, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (d) No Actions Pending. There is no action, suit, proceeding or investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal served on Purchaser or, to Purchaser's Actual Knowledge, threatened against Purchaser or affecting Purchaser or naming Purchaser as a party (i) which questions the validity or enforceability of this Contract of Sale, the Lease or any of the Other Operative Documents to which Purchaser is or is to become a party or (ii) that is reasonably likely, if adversely determined (individually or in the aggregate), to have a material adverse effect on any Project or the financial condition of Purchaser. Purchaser is not in default with respect to any order of any Governmental Authority, the default under which is reasonably likely to cause a material adverse effect on any Project or the financial condition of Purchaser.

                  (e) Bankruptcy. Purchaser has not filed a voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other law relating to relief for debtors, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any part of its properties. No court of competent jurisdiction has entered an order, judgment, or decree approving a petition filed against Purchaser seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no other liquidator has been appointed for Purchaser or of all or any part of its properties and no such action is pending. Purchaser has not given notice to any governmental authority of insolvency or pending insolvency, or suspension or pending suspension of operations. Purchaser is not insolvent and will not become insolvent by reason of the transactions contemplated by the Operative Documents.

         Section 8.02. The representations, warranties, indemnities, covenants and agreements of Purchaser contained in Section 8.1 shall be true as of the date hereof, shall be deemed remade by Purchaser as of the Closing Date, shall survive the Closing without limitation and shall run in favor of, and benefit, Haverty and its successors and assigns.

                                   ARTICLE IX

                                    DEFAULTS

         Section 9.01. In the event of the breach by Purchaser of this Contract of Sale on the Closing Date, which breach is not cured within five (5) days from the date of Haverty's written notice to Purchaser, Haverty, at its option, may:
(a) terminate its obligations under this Contract of Sale by further written notice thereof to Purchaser; (b) specifically enforce the terms and provisions of this Contract of Sale against Purchaser; (c) avail itself of any other rights and remedies available to Haverty at law or in equity as a result of such failure by Purchaser; or (d) avail itself of any combination of the foregoing.

         Section 9.02. In the event of the breach by Haverty of this Contract of Sale on the Closing Date, which failure is not cured within five (5) days from the date of Purchaser's written notice to Haverty, Purchaser, at its option, may: (a) terminate its obligations under this Contract of Sale by further written notice thereof to Haverty; (b) specifically enforce the terms and provisions of this Contract of Sale against Haverty; (c) avail itself of any other rights and remedies available to Purchaser at law or in equity as a result of such failure by Haverty, including the right to record a lis pendens against any or all of the Projects; or (d) avail itself of any combination of the foregoing.

                                   ARTICLE X

                               CLOSING DOCUMENTS

         Section 10.01. At the Closing, Haverty shall execute and/or deliver, or cause to be executed and/or delivered to Purchaser and, where, applicable, the Title Company the following:

                  (a) The Owner's Title Policy and the Mortgage Title Policy in form and content required under Section 3.01; provided that the Owner's Title Policy and the Mortgage Title

Policy may be delivered after Closing if that is customary in the locality, provided that Purchaser receives a "marked" title binder at Closing reasonably acceptable to Purchaser.

                  (b) A duly executed and acknowledged Limited or Special Warranty Deed conveying fee simple title to the Land and Improvements with respect to each Project to Purchaser, subject only to the Permitted Exceptions.

                  (c) A duly executed Bill of Sale conveying all of Haverty's right, title and interest in the F&E with respect to each Project to Purchaser free and clear of all liens, security interests and adverse claims, subject only to the Permitted Exceptions.

                  (d) Such other documents and instruments as are reasonably required to transfer Haverty's interest in each Project to Purchaser.

                  (e) Certified copies of resolutions by Haverty's Board of Directors authorizing the execution of this Contract of Sale and consummation of the transactions described herein.

                  (f) The Lease, and related short forms or memoranda of the Lease for recording purposes.

                  (g) The Environmental Indemnity Agreement for the benefit of Landlord and Lender.

                  (h) Certificates of occupancy with respect to each Project satisfactory to Landlord and Lender.

                  (i) The opinion of Smith, Gambrell & Russell, LLP, substantially in the form of Exhibit "D-1" attached hereto.

                  (j) Such other documents reasonably required by Lender and customary in transactions similar to the transaction contemplated by this Contract of Sale.

         Section 10.02. At the Closing, Purchaser shall execute and/or deliver to Haverty the following:

                  (a)      The Aggregate Purchase Price in accordance with
Article 2 hereof.

                  (b) The Lease, and related short forms or memoranda of the Lease for recording purposes.

                  (c) The opinion of Dewey Ballantine LLP, substantially in the form of Exhibit "E" attached hereto.

         Section 10.03. At the Closing, Haverty and Purchaser shall jointly deliver: (a) an escrow agreement and (b) state, county and local transfer tax declarations, if any, and all such other instruments and documents requested by the Title Company customarily delivered in connection with the closing of the sale and purchase of similar properties.

                                   ARTICLE XI

                               CLOSING ADJUSTMENTS

         Section 11.01. There shall be no proration of real estate or personal property taxes at the Closing.

         Section 11.02. The following costs shall be payable out of the Aggregate Purchase Price, assuming consummation of the transactions contemplated hereby: (a) all transfer taxes, lease taxes and all other costs associated with the transfer of title to the Projects, including title insurance premiums, survey costs and recording fees (including mortgage taxes), (b) appraisal fees, fees and expenses for third-party environmental reports (including search fees) and engineering inspections (collectively, "Capitalized Closing Costs"). Except as provided in the second succeeding sentence, Purchaser shall pay the following, assuming consummation of the transactions contemplated hereby: (v) the fee of SunTrust Robinson Humphrey (w) Lender's origination fee, (x) the fees and expenses of counsel for Purchaser and Lender, respectively, (y) fees and expenses of local counsel engaged by Landlord on behalf of the transaction and
(z) the fees of Purchaser's advisors. To the extent the fees and expenses described in clauses (x) and (y) above equal less than $550,000 in the aggregate, the difference shall be applied to the payment of Capitalized Closing Costs. To the extent the fees and expenses described in clauses (x) and (y) above exceed $650,000, Haverty shall pay such excess amounts (the "Excess Fees"). If the transactions contemplated hereby shall fail to be consummated for any reason other than Purchaser's failure to close after all conditions precedent have been satisfied, Haverty shall pay all transaction expenses described in this Section 11.02 and any others waived by or on behalf of Landlord or Lender, including but not limited to legal fees and expenses related to due diligence.

                                  ARTICLE XII

                                INDEMNIFICATION

         Section 12.01. (a) Haverty shall defend all actions against any of (i) Landlord (ii) any owner, beneficial owner, trustee, partner, member, officer, director, shareholder or agent of Landlord, and of any of Landlord's partners or members, and (iii) the holder of any indebtedness of Landlord secured by a mortgage, deed of trust or other security interest in the Premises, including without limitation, Lender, or any owner, beneficial owner, partner, member, officer, director, shareholder, or agent of any such holder, including without limitation, Lender, (iv) together with their respective successors and assigns (herein, collectively, "Indemnified Parties") with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature (SPECIFICALLY INCLUDING CLAIMS RESULTING FROM THE STRICT OR ABSOLUTE LIABILITY OF AN INDEMNIFIED PARTY OR FROM THE NEGLIGENCE OF AN INDEMNIFIED PARTY, but specifically excluding claims resulting from the gross negligence or willful misconduct of an Indemnified Party, subject to the provisions of Section 12.01(b) and excluding consequential or punitive damages assessed against Landlord as a result of the commission of an overt act by Landlord constituting gross negligence or willful misconduct, subject to the provisions of Section 12.01(b))) (a) to which any Indemnified Party is subject because of Landlord's estate in any Project or the receipt of any Basic Rent or Additional Rent under the Lease or
(b) arising from (i) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Project or portion thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways; (ii) any use, non-use or condition in, on or about, or ownership, possession, alteration, repair, operation, maintenance, leasing, subleasing or management of, any Project or any portion thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways; (iii) the construction, design, purchase, acceptance, rejection, modification, substitution or condition of any Project, including without limitation claims or penalties arising from any violation of Legal Requirements, without regard to whether compliance therewith is required by the terms of the Lease or liability in tort (strict or otherwise), (iv) any failure on the part of Haverty to perform or comply with any of the terms, covenants or conditions of the Lease or any other instrument, contract, document or agreement to which Haverty is a party relating to the Premises or any Project (a "Related Document"); (v) any representation or warranty made herein, in any certificate delivered in connection herewith or in any other Related Document, or pursuant thereto, being false or misleading in any material respect as of the date that such representation or warranty was made; (vi) performance of any labor or services or the furnishing of any materials or other property in respect to any Project or any portion thereof, (vii) any Imposition, including without limitation, any Imposition attributable to the execution, delivery, filing or recording of any Related Document, the Lease or any memorandum thereof; (viii) any lien, encumbrance or claim arising on or against any Project or any portion thereof under any Legal Requirement or otherwise which Haverty is obligated to remove and discharge pursuant to the Lease or any liability asserted against the Indemnified Parties with respect thereto, (ix) the claims of any subtenants (of any tier), licensees or other persons claiming through or under Haverty of all or any portion of any Project or any other Person acting through or under Haverty or otherwise acting under or as a consequence of the Lease or any sublease (of any tier), (x) any act or omission of Haverty or its agents, contractors, employees, licensees, subtenants or invitees or of any of the Persons described in clause (ix), and (xi) any contest referred to in Section
2.6 of the Lease; provided, however, that Haverty shall not be required to indemnify an Indemnified Party under this Section 12.01 with respect to any liability arising with respect to a Project to the extent attributable to acts or events which occur after (and are not attributable to acts or events occurring or accruing prior to) the later of (A) the expiration or earlier termination of the Lease with respect to such Project and (B) the surrender of possession of such Project to the Landlord.

                  (b) Under no circumstance shall Landlord or any Indemnified Party be deemed to have acted negligently, grossly negligently or willfully merely by Landlord's or such Indemnified Party's ownership of the Premises, and in no event shall any occurrence relating to any Project, whether negligent, grossly negligent or willful, be imputed to Landlord or any Indemnified Party by reason of Landlord's or such Indemnified Party's interest in such Project, it being understood that all obligations with respect to the Premises are the responsibility of Haverty under the Lease. In order to have acted negligently, grossly negligently or willfully, Landlord or any Indemnified Party must have committed an affirmative act.

         Nothing in this Section 12.01 shall be construed as a guaranty by Haverty of any residual value in any Project.

         Section 12.02. Haverty agrees to indemnify, reimburse, defend, and hold harmless the Indemnified Parties for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, punitive and consequential damages, costs of any Remedial Work, reasonable attorneys' fees, disbursements and expenses, and reasonable consultants' fees, disbursements and expenses and administrative and similar costs of the Indemnified Parties, but excluding internal overhead), asserted against, resulting to, imposed on, or incurred by the Indemnified Parties, directly or indirectly, in connection with any of the following:

                  (a) events, circumstances, or conditions which are alleged to, or do, (1) relate to the presence or Release or threatened Release on, at, under, within or emanating to or from any of the Projects or portion thereof of any Hazardous Substance, (2) form the basis of any violation or alleged violation, of, or liability or alleged liability under, any Environmental Law by Haverty (or any subtenants or assignees), Landlord or Lender (except for violations or liability arising from the gross negligence or willful misconduct of Landlord or Lender as qualified by Section 12.01(b) above) or with respect to any such Projects, or (3) constitute Environmental Violations;

                  (b) any pollution, loss or damage to property or natural resources or threat to human health or safety or the health or safety of other living organisms, or the environment that is related in any way to Haverty's (or any subtenants or assignees') or any previous owner's or operator's management, use, control, ownership or operation of any Project, including, without limitation, all onsite and offsite activities involving Hazardous Substances, and whether occurring, existing or arising prior to or from and after the date hereof;

                  (c) any Environmental Claim against any person or entity whose liability for such Environmental Claim Haverty or Landlord has or may have assumed or retained either contractually or by operation of law;

                  (d) any Remedial Work required to be performed pursuant to any Environmental Law or the terms hereof; or

                  (e) the breach of any environmental representation, warranty or covenant set forth in the Lease, (collectively, "Indemnified Environmental Losses"), INCLUDING IN EACH CASE, WITHOUT LIMITATION, WITH RESPECT TO EACH OF THE INDEMNIFIED PARTIES, AS THE CASE MAY BE, TO THE EXTENT SUCH INDEMNIFIED ENVIRONMENTAL LOSSES RESULT FROM THE STRICT OR ABSOLUTE LIABILITY OF SUCH INDEMNIFIED PARTY OR ITS NEGLIGENCE, EXCEPT IN EACH CASE, TO THE EXTENT THAT THEY RESULT SOLELY FROM THE INDEMNIFIED PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (SUBJECT TO THE PROVISIONS OF SECTION 12.01(b))).

         Section 12.03. The obligations of Haverty under this Article 12 shall survive the Closing and the expiration or earlier termination of the Lease. No Indemnified Party shall be entitled to payment of any amount hereunder to the extent of any prior payment with respect to the same claim under any other indemnity from Haverty.

                                  ARTICLE XIII

                                     BROKER

         Purchaser agrees to pay all commissions and fees due and payable to SunTrust Robinson Humphrey in connection with this transaction, but only if and when the transactions contemplated hereby are consummated. Haverty agrees to and does hereby indemnify Purchaser from all loss, damage, cost, or expense (including reasonable attorneys' fees) that Purchaser may suffer as a result of any claim or action brought by any broker or advisor, other than Sun Trust Robinson Humphrey or other than upon consummation of the transactions contemplated hereby, acting or allegedly acting on behalf of Haverty in connection with this transaction, and Purchaser agrees to and does hereby indemnify and hold Haverty harmless from all loss, damage, cost, or expense (including reasonable attorneys' fees) that Haverty may suffer as a result of any claim or action brought by any broker or advisor, other than Sun Trust Robinson Humphrey, acting or allegedly acting on behalf of Purchaser in connection with this transaction. Any compensation payable to U.S. Realty Advisors, LLC shall be the sole liability and obligation of Purchaser.

                                  ARTICLE XIV

                                  MISCELLANEOUS

         Section 14.01. All notices to be given hereunder shall be in writing and sent by United States mail, by nationally recognized courier service or by hand and any such notice shall become effective when received, or if sent by nationally recognized courier for next day delivery, on the next day after delivery of such notice to such courier service, and shall be directed to the Address of such Person. From time to time any party may designate a new Address for purposes of notice hereunder by notice to each other parties hereto.

         Section 14.02. This Contract of Sale, the Exhibits attached hereto and the other Operative Documents embody the entire agreement among the parties in connection with this transaction and there are no oral or parole agreements, representations or inducements existing between the parties relating to this transaction which arc not expressly set forth herein and covered hereby. This Contract of Sale may not be modified except by a written agreement signed by all of the parties.

         Section 14.03. No written waiver by any party at any time of any breach of any provision of this Contract of Sale shall be deemed a waiver of a breach of any other provision herein, or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of such action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.

         Section 14.04. The captions, paragraphs, numbers and article numbers appearing in this Contract of Sale are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of such paragraphs or articles of this Contract of Sale or in any way affect this Contract of Sale.

         Section 14.05. All parties hereto agree that time is of the essence in this transaction and that this Contract of Sale may be executed in counterparts and shall be governed by and interpreted in accordance with the laws of the State of New York (without giving effect to the conflict of laws rules and principles of such state), and the United States of America.

         Section 14.06. Purchaser and Haverty shall not and shall not permit any agent or broker to publicize the transaction contemplated by this Contract of Sale without the consent of the other party. This Contract of Sale shall remain subject to any confidentiality agreement previously executed by and between the parties hereto or their Affiliates.

         Section 14.07. Haverty at its own cost and expense, shall cause to promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as Purchaser reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Contract of Sale and the other Operative Documents.

         Section 14.08. In the event of any proceeding or litigation involving this Contract of Sale, (including any appeals or bankruptcy matter) the party prevailing in such proceeding or litigation shall be entitled to recover from the other party all attorneys' fees and expenses and all costs incurred by the prevailing party in connection therewith, together with interest thereon from the date of such demand until paid at the Rate.

         Section 14.09. The parties hereto hereby consent to an assignment by Purchaser to the Lender of the Purchaser's rights under this Contract of Sale.

         Section 14.10. The parties intend this agreement to constitute a sale and not a financing for all purposes.

                         [Signatures on following page]

         IN WITNESS WHEREOF, the parties hereto have executed this Contract of Sale the day and year first above written.



                                       HAVERTY:



                                       Haverty Furniture Companies, Inc.,
                                       a Maryland corporation



                                       By:
                                          --------------------------------------
                                       Its:
                                           -------------------------------------



                                       PURCHASER:



                                       HAVERTACQ 11 LLC,
                                       a Delaware limited liability company



                                       By: General Electric Capital Corporation
                                          --------------------------------------
                                       Its: Manager



                                       By:
                                          --------------------------------------
                                          Stephen Benko
                                       Its: Authorized Signatory
                                           -------------------------------------